Exhibit (h) (1) (ii)

FORM OF

AMENDMENT NO. 2

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 2 dated as of [            , 2013] to the Mutual Funds Service Agreement dated as of May 1, 2011 (“Agreement”) between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company.

The Trust and FMG LLC hereby agree to modify and amend the Agreement as follows:

1. New Portfolios: The following Portfolios are hereby added to the Agreement on the terms and conditions contained in the Agreement:

Charter Fixed Income Portfolio

Charter Conservative Portfolio

Charter Moderate Portfolio

Charter Moderate Growth Portfolio

Charter Growth Portfolio

Charter Aggressive Growth Portfolio

Charter Equity Portfolio

Charter International Conservative Portfolio

Charter International Moderate Portfolio

Charter International Growth Portfolio

Charter Income Strategies Portfolio

Charter Interest Rate Strategies Portfolio

Charter Real Assets Portfolio

Charter Multi Alternative 100 Conservative Portfolio

Charter Multi Alternative 100 Moderate Portfolio

Charter Multi Alternative 100 Growth Portfolio

(each of the foregoing collectively referred to as the “Charter Portfolios”)

Target 2055 Allocation Portfolio

2. Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:		By:
	Brian E. Walsh Chief Financial Officer and Treasurer		Steven M. Joenk Chairman, Chief Executive Officer and President

SCHEDULE A

FORM OF AMENDMENT NO. 2 TO

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to FMG LLC an annual fee in accordance with the following schedule:

(i)	(a) $32,500 for each Allocation and Target Allocation Portfolio and [Charter Portfolio] whose total average annual net assets are less than $5 billion; and

(b) $32,500 for each Multimanager Portfolio whose total average annual net assets are less than $5 billion; and

(ii)	With respect to the Multimanager Portfolios:

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.100 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios, the following fee shall be calculated separately for each Allocation Portfolio and Target Allocation Portfolio:

0.150 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio up to and including $15 billion;

0.125 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $15 billion and up to and including $20 billion;

0.100 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $20 billion.

[(iv)	With respect to the Charter Portfolios, the follow fee shall be calculated separately for each Charter Portfolio:]

B.	The foregoing calculations are based on the average daily net assets of the Trust as described. The fees for the (i) Multimanager Portfolios will be computed on a quarterly basis and billed and paid on an annual basis; and (ii) the Allocation Portfolios, Target Allocation Portfolios [and Charter Portfolios] will be computed, billed and paid on an annual basis.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.